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                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of _______ __, 2004, is entered into among Cohen & Steers Capital Management, Inc., a New York corporation (the "Company"), Cohen & Steers, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Holdco"), and CSCM Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of Holdco ("Merger Sub").

                                    RECITALS

         WHEREAS, the Company is a New York corporation named Cohen & Steers Capital Management, Inc. and has 14,567,556 shares of voting common stock, par value $.01 per share, issued and outstanding and 12,132,444 shares of non-voting common stock, par value $.01 per share, issued and outstanding (collectively, the "Company Stock");

         WHEREAS, Merger Sub is a New York corporation named CSCM Merger Sub, Inc. and has one share of common stock, par value $.01, issued and outstanding (the "Merger Sub Stock");

         WHEREAS, pursuant to this Agreement, Merger Sub will be merged with and into the Company (the "Merger");

         WHEREAS, the Company, Merger Sub and Holdco intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

         WHEREAS, following the Merger, the Company will be the Surviving Corporation (as defined below). The Surviving Corporation will be a New York corporation and a wholly-owned subsidiary of Holdco with the name Cohen & Steers Capital Management, Inc. and will have 100 shares of common stock, par value $.01 per share, outstanding;

         WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company to effect the Merger in accordance with the New York Business Corporation Law (the "NYBCL") and subject to the conditions of this Agreement, and has unanimously approved and adopted this Agreement;

         WHEREAS, the Board of Directors of Merger Sub deems it advisable and in the best interests of Merger Sub to effect the Merger in accordance with the NYBCL and subject to the conditions of this Agreement, and has unanimously approved and adopted this Agreement;




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         WHEREAS, the respective shareholders of the Company and Merger Sub upon the terms and subject to the conditions set forth in this Agreement, have unanimously approved the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree, subject to the terms and conditions hereinafter set forth, as follows:


                                    ARTICLE I
                         TERMS AND CONDITIONS OF MERGER.

         Section 1.01. The Merger. At the Effective Time (as defined in Section
1.02 hereof), in accordance with this Agreement and the NYBCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties, of the Company and Merger Sub all with the effect set forth in the NYBCL.

         Section 1.02. Filing of Certificate of Merger. Upon the execution of this Agreement, the parties hereto shall deliver to the Department of State of the State of New York a certificate of merger (the "Certificate of Merger") and all other filings or recordings as may be required under the NYBCL and any other applicable law in connection with the Merger. The Merger shall be effective (the "Effective Time") upon the filing of the Certificate of Merger with the Department of State of the State of New York. The Merger shall have the effect specified in paragraph (b) of section 906 of the NYBCL.

         Section 1.03. Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, except that the certificate of incorporation shall be amended by deleting clause "Fourth" in its entirety and substituting therefor the following:

         "FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 30,000,000 shares, par value $.01 per share, and all of one class, which shall be designated Common Stock."

         Section 1.04. Directors and Officers; Name. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation. The name of the Surviving Corporation shall be "Cohen & Steers Capital Management, Inc."

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         Section 1.05. Authorization by Shareholders. This Agreement has been unanimously approved and adopted by the respective shareholders of the Company and Merger Sub as required under the NYBCL. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article III hereof, the Certificate of Merger, executed in accordance with the NYCBL, shall be filed with the Department of State of the State of New York.


                                   ARTICLE II
          EFFECT OF MERGER ON CAPITAL STOCK OF THE CONSTITUENT ENTITIES

         Section 2.01. Effect On Company Common Stock. At the Effective Time, without any action on the part of any holder of any shares of Company Stock, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of Holdco ("Holdco Stock").

         Section 2.02. Effect on Merger Sub Stock. At the Effective Time, without any action on the part of the holder of Merger Sub Stock, the sole share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         Section 2.03. Cancellation of Holdco Stock Held by Company. At the Effective Time, without any action on the part of the holders of shares of Holdco Stock, all shares of Holdco Stock held by the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.


                                  ARTICLE III.
                       TERMINATION, AMENDMENT AND WAIVER.

         Section 3.01. Termination. This Agreement may be terminated at any time prior to the Effective Time by mutual consent of each of the parties hereto.

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         Section 3.02. Amendment. This Agreement may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         Section 3.03. Extension; Waiver. At any time prior to the Effective Time, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto or (b) waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any extension or waiver shall be valid even if not set forth in an instrument in writing signed and delivered on behalf of such party.


                                   ARTICLE IV
                                OTHER PROVISIONS

         Section 4.01. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 4.02. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

         Section 4.03. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 4.04. Appointment of Agent. The Company agrees that it may be served with process in the State of New York in any proceeding for enforcement of any obligation of Merger Sub, as well as for enforcement of any obligation of the Company arising from the Merger. The Company irrevocably appoints the Secretary of the State of New York as its agent to accept service of process in any such suit or proceeding with a copy of such service to be forwarded by the Secretary of State to the office of the Company at 757 Third Avenue, New York, New York 10017.


                            [Signature page follows]

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         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and CSCM Merger Sub, Inc., all as of the day and year first above written, by the undersigned duly authorized officers of those corporations, the Agreement and Plan of Merger having been duly adopted by the board of directors Cohen & Steers Capital Management, Inc. and CSCM Merger Sub, Inc. on _______ ___, 2004.


                                        COHEN & STEERS, INC.



                                        By: ________________________________
                                        Name:
                                        Title:



                                        COHEN & STEERS CAPITAL
                                        MANAGEMENT, INC.



                                        By: ________________________________
                                        Name:
                                        Title:



                                        CSCM MERGER SUB, INC.



                                        By: ________________________________
                                        Name:
                                        Title:

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